Exhibit 99.B(n)(1)(i)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

for

ING SERIES FUND, INC.

Classes of Shares

A

B

C

I

O

R

W

ING 130/30 Fundamental Research Fund	Ö	Ö	Ö	Ö	N/A	N/A	N/A
ING Balanced Fund	Ö	Ö	Ö	Ö	Ö	N/A	N/A
ING Corporate Leaders 100 Fund	Ö	Ö	Ö	Ö	N/A	N/A	Ö
ING Global Target Payment Fund	Ö	Ö	Ö	Ö	N/A	N/A	Ö
ING Global Science and Technology Fund	Ö	Ö	Ö	Ö	Ö	N/A	N/A
ING Growth and Income Fund	Ö	Ö	Ö	Ö	Ö	N/A	N/A
ING Index Plus LargeCap Fund	Ö	Ö	Ö	Ö	Ö	Ö	N/A
ING Index Plus MidCap Fund	Ö	Ö	Ö	Ö	Ö	Ö	N/A
ING Index Plus SmallCap Fund	Ö	Ö	Ö	Ö	Ö	Ö	N/A
ING Money Market Fund	Ö	Ö	Ö	Ö	Ö	N/A	N/A
ING Small Company Fund	Ö	Ö	Ö	Ö	Ö	N/A	N/A
ING Strategic Allocation Conservative Fund	Ö	Ö	Ö	Ö	Ö	N/A	N/A
ING Strategic Allocation Growth Fund	Ö	Ö	Ö	Ö	Ö	N/A	N/A
ING Strategic Allocation Moderate Fund	Ö	Ö	Ö	Ö	Ö	N/A	N/A
ING Tactical Asset Allocation Fund	N/A	N/A	N/A	Ö	N/A	N/A	N/A

Date last updated:  June 4, 2008